SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2010

WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 24, 2010, Wabash National Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated, as representative of the several underwriters named therein (the “Underwriters”) and Trailer Investments, LLC (a wholly-owned entity of Lincolnshire Equity Fund III, L.P., a private equity investment fund managed by Lincolnshire Management, Inc.), as selling stockholder (“Trailer Investments”). The Underwriting Agreement relates to a public offering of the Company’s common stock, par value $0.01 per share (“Common Stock”) consisting of 11,750,000 shares being sold by the Company and 12,500,000 shares being sold by Trailer Investments (the “Offering”). The price per share of Common Stock to be paid to the Company and Trailer Investments as applicable, is $6.2075, which represents the offering price to the public of $6.50 per share less the Underwriters’ discount. Trailer Investments has granted the underwriters a 30-day option to purchase up to an additional 3,637,500 shares at the public offering price of $6.50 per share to cover over-allotments, if any.

The shares will be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-166406), including a related prospectus dated May 11, 2010, as supplemented by a prospectus supplement dated May 19, 2010, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended. The offering is expected to close on May 28, 2010 subject to customary closing conditions.

The description of the Underwriting Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Underwriting Agreement, which is filed hereto as Exhibit 1.1 and is incorporated herein by reference. A copy of the Company’s press release dated May 25, 2010 is attached as Exhibit 99.1 and is incorporated herein by reference.

Consent and Waiver

On May 24, 2010, the Company entered into a Consent and Waiver (the “Consent”) with Trailer Investments. The Company and Trailer Investments are parties to the Investor Rights Agreement, dated as of August 3, 2009 (the “Investor Rights Agreement”), which provides certain benefits to Trailer Investments as a holder of (i) 20,000 shares of the Company’s Series E redeemable preferred stock (the “Series E Preferred”), 5,000 shares of the Company’s Series F redeemable preferred stock (the “Series F Preferred”), and 10,000 shares of the Company’s Series G redeemable preferred stock (the “Series G Preferred”, and together with the Series E Preferred and the Series F Preferred, the “Preferred Stock”), the terms of which are provided in the certificates of designation for each series of Preferred Stock (the “Certificates of Designation”) and (ii) a warrant to purchase shares of the Company’s Common Stock (the “Warrant”) dated August 3, 2009. The Consent was entered into to permit the Company to engage in the  Offering and the early redemption of the Company’s Preferred Stock.

Pursuant to the Consent, Trailer Investments consented to the Company’s entry into the Underwriting Agreement and the Company’s issuance and sale of Common Stock in accordance with the terms of the Underwriting Agreement.  Additionally, Trailer Investments consented to the use of proceeds from the sale and issuance of the Company’s Common Stock in the Offering to consummate the redemption in full of all of the outstanding shares of the Company’s Preferred Stock in accordance with the applicable sections of the Investor Rights Agreement and Certificates of Designations .

In addition, Trailer Investments agreed in the Consent to modify the Warrant, subject to the consummation of the sale of the Common Stock to the underwriters, so that (i) the Warrant will not adjust in connection with the Offering or thereafter based upon any limitation on the Company’s ability to fully utilize its net operating loss carryforwards (the “NOL Adjustment”) and (ii) the Warrant will be increased by a fixed number of 750,000 warrant shares in lieu of the market price anti-dilution adjustment that would otherwise apply as a result of the Offering (which adjustment would have otherwise resulted in an increase that is greater or less than 750,000 warrant shares based on the pricing of the Offering).  The market price anti-dilution adjustment and other warrant adjustment provisions, other than the NOL Adjustment, will continue to apply to the Warrant following the offering.

The description of the Consent set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Consent, which is filed hereto as Exhibit 1.2 and is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure in Item 1.01 of this Form 8-K under the heading “Consent and Waiver” is incorporated herein by reference.

Section 8 – Other Events

Item 8.01 Other Events.

The opinion of Hogan Lovells US LLP is filed as Exhibit 5.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

1.1
Underwriting Agreement dated May 24, 2010, among the Company, Trailer Investments, as the selling stockholder, and Morgan Stanley & Co. Incorporated, as representative of the several underwriters named therein

1.2	Consent and Waiver dated May 24, 2010 between the Company and Trailer Investments

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

99.1	Wabash National Corporation press release dated May 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wabash National Corporation

Date: May 26, 2010	By:	/s/ Mark J. Weber
Mark J. Weber
Senior Vice President and Chief Financial Officer

Exhibit Index

No.           Exhibit

1.1
Underwriting Agreement dated May 24, 2010, among the Company, the Trailer Investments, as the selling stockholder, and Morgan Stanley & Co. Incorporated, as representative of the several underwriters named therein

1.2	Consent and Waiver dated May 24, 2010 between the Company and Trailer Investments

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

99.1	Wabash National Corporation press release dated May 25, 2010